Exhibit 12.1

                       ACTION PERFORMANCE COMPANIES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (000 omitted)

                                                                                                         Six Months Ended
                                                      Fiscal Year Ended September 30,                       March 31,
                                        ------------------------------------------------------------ ------------------------
                                            1993        1994       1995        1996         1997         1997        1998
                                        ------------ --------- ----------- ------------ ------------ ----------- ------------
Income (Loss) Before Income Taxes .....   ($ 1,240)   $  409     $ 4,154     $  9,870     $ 16,910     $ 6,675     $ 12,819
Fixed charges:
 Actual Interest Expense ..............        165       215         184           80        2,021         876        1,413
 Interest Portion of Operating Leases .        107       127         117          146          312          95          405
 Amortization of Debt Issuance Costs ..          0         0           0            0          150          40           75
                                           -------    ------     -------     --------     --------     -------     --------
   Total Fixed Charges ................        272       342         301          226        2,483       1,011        1,893
                                           -------    ------     -------     --------     --------     -------     --------
Net Income as Adjusted ................   ($   968)   $  751     $ 4,455     $ 10,096     $ 19,393     $ 7,686     $ 14,712
                                           -------    ------     -------     --------     --------     -------     --------
Ratio .................................     N/A          2.2x       14.8x        44.7x         7.8x        7.6x         7.8x
                                           =======    ======     =======     ========     ========     =======     ========
Amount Inadequate to Cover Fixed
 Charges ..............................   ($ 1,240)
                                           =======